SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 26, 2016

OMNOVA SOLUTIONS INC.
(Exact Name of Registrant as Specified in its Charter)

Ohio	001-15147	34-1897652
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	25435 Harvard Road, Beachwood, Ohio	44122-6201
	(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (216) 682-7000
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
On August 26, 2016, OMNOVA Solutions Inc. (the “Company”), entered into Amendment No. 3 (the “Term Loan Amendment”) to the Amended and Restated Term Loan Credit Agreement (as amended, the “Term Loan Agreement”) with Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent, and the other financial institutions party thereto.
Among other matters, the Term Loan Amendment provides for a new $350 million term loan facility (the “2016 Term Loan B”), the proceeds of which will be used to refinance the Company’s existing $189 million of term loans pursuant to the Credit Agreement and to redeem all $150 million aggregate principal amount of the Company’s outstanding 7.875% Senior Notes due 2018 (the “Senior Notes”). Additionally, the Company may continue to request additional term loans or incremental equivalent debt borrowings (the “Additional Term Loans” and together with the 2016 Term Loan B, the “Term Loan”) in an aggregate amount up to the greater of (1) $85.0 million and (2) an aggregate principal amount such that, on a pro forma basis (giving effect to any Additional Term Loans), the Company’s senior secured leverage ratio will not exceed 4.00 to 1.00.
The 2016 Term Loan B will mature on August 26, 2023, and are generally subject to the same prepayment events and events of default as the Company’s existing senior secured term loan facilities. Additional Term Loans may have a longer maturity. The 2016 Term Loan B bears interest at a rate per annum equal to an applicable margin plus, at OMNOVA’s option, either LIBOR (subject to a 1.00% floor) or the base rate (subject to a 2.00% floor).  The margins for borrowings under the 2016 Term Loan B are 4.25% for LIBOR and 3.25% for the base rate.  The 2016 Term Loan B will amortize in an annual amount equal to 1.0% of the principal amount of the 2016 Term Loan B, payable quarterly commencing on November 30, 2016. Borrowings under the 2016 Term Loan B will initially bear interest at 5.25%.
Borrowings under the Term Loan Agreement are guaranteed by the Company’s domestic subsidiaries, other than certain non-material subsidiaries. Borrowings under the Term Loan Agreement are secured by a first priority lien on all real property and equipment of the Company’s principal domestic facilities and all improvements thereto and the capital stock, other equity interests, intellectual property, promissory notes (including intercompany notes) owned by the Company or the guarantors and by a second priority lien on the Company’s domestic accounts receivable, inventory and related assets.
The Term Loan Agreement requires, among other things, that the Company not permit its total net leverage ratio to exceed 5.00 to 1.00. The Term Loan Agreement also contains various customary provisions for such financings, including affirmative and negative covenants such as limitations on the Company’s ability to incur additional indebtedness and incur liens, representations and warranties and events of default. Amounts owed under the Credit Agreement may be accelerated upon the occurrence of various events of default set forth therein, including, without limitation, the failure to make principal or interest payments when due and breaches of covenants or representations and warranties set forth in the Credit Agreement.
Concurrently, the Company entered into Amendment No. 5 (the “ABL Amendment”) to the Second Amended and Restated Credit Agreement with JPMorgan Chase Bank, N.A. (as amended, the “Credit Agreement”). The ABL Amendment extends the stated termination date of the senior secured revolving commitments under the Credit Agreement from December 9, 2017 to August 26, 2021 (the “Extended Revolving Commitments”).  The ABL Amendment also decreases the amounts available for borrowing under the Credit Agreement to $90 million (from $100 million). The ABL Amendment includes a $5.0 million sublimit for the issuance of commercial and standby letters of credit. Additionally, the Company will continue to be able to request an increase in additional borrowing availability of $50.0 million upon satisfaction of certain requirements. Borrowing availability under the Credit Agreement remains limited to an eligible borrowing base determined by applying customary advance rates to eligible accounts receivable and inventory, in each case subject to reserves established by the lenders. Borrowing spreads for the Extended Revolving Commitments have also been reduced by 0.25%.
The foregoing descriptions do not constitute a complete summary of the terms of the Term Loan Amendment or ABL Amendment, which are qualified in their entirety by reference to such agreements.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information included in Item 1.01 is incorporated herein by reference.

Item 8.01	Other Events
On August 26, 2016, in connection with its entry into the Term Loan Amendment, the Company deposited the Redemption Price (as defined below) with the trustee of the Senior Notes and satisfied and discharged its obligations in respect of the Senior Notes in accordance with the terms of the indenture governing the Senior Notes. The Company anticipates delivering a notice of redemption on or about September 2, 2016 to the holders of the Senior Notes that will provide for the Company’s redemption of all of the outstanding Senior Notes on November 1, 2016 (the “Redemption Date”) at a redemption price of 100.000% of the aggregate principal amount of the Senior Notes, plus accrued and unpaid interest to, but not including, the Redemption Date (the “Redemption Price”).
On August 29, 2016, the Company filed a press release announcing the refinancing. A copy of this press release is attached hereto as Exhibit 99.

Item 9.01	Exhibits
(c) Exhibits

Exhibit Number	Description
99	Press Release, dated August 29, 2016, issued by OMNOVA Solutions Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNOVA SOLUTIONS INC.

By:	/s/ Frank P. Esposito
Name:	Frank P. Esposito
Title:	Assistant General Counsel and Corporate Secretary
Date:	August 29, 2016

EXHIBIT INDEX

Exhibit Number	Description
99	Press Release, dated August 29, 2016, issued by OMNOVA Solutions Inc.